UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         FAMOUS DAVE'S OF AMERICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    307068106
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]   Rule 13d-1(b)

          [ ]   Rule 13d-1(c)

          [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 6 Pages

------------------------
CUSIP No. 307068106
------------------------


================================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Van Wagoner Capital Management, Inc. - 94-3235240
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)[ ]
                                                                       (b)[X]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
     NUMBER OF
                             -0-
      SHARES            --------------------------------------------------------
                        6    SHARED VOTING POWER
   BENEFICIALLY
                             -0-
     OWNED BY           --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
      EACH
                             -0-
    REPORTING           --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
     PERSON
                             -0-
      WITH

--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              [ ]
          Not Applicable
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IA
================================================================================



                                Page 2 of 6 Pages

------------------------
CUSIP No. 307068106
------------------------


================================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Van Wagoner Funds, Inc. - 39-1836333, 39-1836332, 94-3256424
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)[ ]
                                                                       (b)[X]
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
     NUMBER OF
                             -0-
      SHARES            --------------------------------------------------------
                        6    SHARED VOTING POWER
   BENEFICIALLY
                             -0-
     OWNED BY           --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
      EACH
                             -0-
    REPORTING           --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
     PERSON
                             -0-
      WITH

--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                              [ ]
          Not Applicable
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IV
================================================================================



                               Page 3 of 6 Pages

------------------------
CUSIP No. 307068106
------------------------


          This Amendment No. 1 to the undersigned's Schedule 13G, which was originally filed on July 12, 1999 (the "Schedule 13G") with regard to Famous Dave's of America, Inc. (the "Issuer") is being filed to amend Items 4 and 5 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

    Item 4.    Ownership
    -------    ---------

               Van Wagoner Capital Management, Inc.
               -----------------------------------

               (a)  Amount Beneficially Owned: -0-

               (b)  Percent of Class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: -0-

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii)sole power to dispose or to direct the  disposition of:
                         -0-

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-

               Van Wagoner Funds, Inc.
               ----------------------

               (a)  Amount Beneficially Owned: -0-

               (b)  Percent of Class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote: -0-

                    (ii) shared power to vote or to direct the vote: -0-

                    (iii)sole power to dispose or to direct the  disposition of:
                         -0-

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-


    Item 5.    Ownership of Five Percent or Less of a Class.
    ------     --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X]


                               Page 4 of 6 Pages

------------------------
CUSIP No. 307068106
------------------------

          Exhibits.
          --------

               1.   Agreement to file Schedule 13G jointly.



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2000
-------------------------
Date

VAN WAGONER CAPITAL MANAGEMENT, INC.


By:/s/ Garrett R. Van Wagoner
   -----------------------------------------
   Garrett R. Van Wagoner, President


VAN WAGONER FUNDS, INC.


By:/s/ Garrett R. Van Wagoner
   -----------------------------------------
   Garrett R. Van Wagoner, President



                               Page 5 of 6 Pages